  EXHIBIT 11.2

Insider Trading Policy

Insider trading is buying or selling stock while possessing inside information.  Employees who know any “material” information about the Company that has not been disclosed to the public (“inside information”) may not buy or sell NXT stock until a “reasonable time” (defined as a minimum of 2 full business days) has passed after the information has been disclosed to the public, which is normally in the form of a news or press release which is formally issued by NXT on a newswire service.  To determine what is a “reasonable time” in any given situation, queries should be directed to the Chief Financial Officer.

A “blackout” period prohibiting any Insider trading may be imposed periodically by NXT, such as for prior to the public release of scheduled quarterly and year-end financial results (for at least 10 full business days prior to the SEDAR+ filing of same), and prior to news releases related to other significant developments (such as securing a new revenue contract).

Material information is any information that an independent investor might consider important in deciding whether to buy, sell or hold securities such as common shares of NXT.  Such information includes financial results; financial forecasts; changes in dividends; possible mergers, acquisitions, divestitures or joint ventures; and information concerning significant discoveries, important product developments, major litigation developments, and major changes in business directions.

Information is considered to be non-public unless it has been adequately disclosed to the public - i.e. by way of public filings with securities regulatory authorities (such as SEDAR in Canada, and EDGAR in the USA), issuance of Company press releases, and may also include Company meetings with members of the press and the public.

The trading of NXT stock and other securities in the market by an employee, based upon material, non-public information, or by others who have acquired material, non-public information from the employee, is prohibited and subjects the user of such information to legal risks, including civil or even criminal penalties, and could prove embarrassing and harmful to the individual and to the Company.

All employees must exercise caution not to disclose inside information to outsiders, either intentionally or inadvertently, under any circumstances, whether at meetings held as part of your business duties or at informal after-hours discussions.  In addition, employees can be legally liable if someone outside the Company trades in Company stock based on a “tip” of inside information given by an employee.  NXT policy forbids giving confidential information about the Company to outsiders except under limited circumstances as approved by legal counsel.  Specific additional legal restrictions on Company stock trading apply to NXT corporate officers and directors, who have been furnished with detailed explanations of these restrictions.

Only authorized officials of the Company are permitted to respond to inquiries for Company information from the media, the financial community, investors and others, and employees are to promptly refer all such inquiries to senior management of the Company.  If you have any questions regarding whether certain information is material or if it has been adequately disclosed to the public and the market, you must contact the Corporate Compliance Department, and abstain from trading NXT stock or other securities, or disclosing such information to people outside the Company until you have been informed that the information is not material or has been appropriately disclosed. Severe civil and criminal penalties can be imposed on individuals and corporations convicted of violations.

NXT Insider Trading Policy

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Insider Trading

US and Canadian securities laws prohibit the trading directly or indirectly in securities on the basis of confidential information; revealing such information to others who may trade in the securities; and recommending the purchase or sale of securities based on confidential information.

This applies not only to NXT securities but to any other company’s securities (ex. NXT client / customers) that are publicly traded.

These prohibitions are sometimes referred to as the “insider trading rules” and apply to persons regardless of their position within a company or whether or not they are employed by the company to which the confidential information pertains.

To avoid violations of insider trading rules:

•	Do not trade in the securities of NXT or any other company (including NXT’s customers or suppliers) while in possession of confidential information. This includes selling shares obtained through the exercise of stock options.
•	Observe all company Blackout period restrictions.
•	Exercise due care in protecting all (NXT and client related) confidential information. Avoid casual conversations in public areas and store files containing confidential information in secure, password restricted locations.
•	Immediately report any disclosure of confidential information, whether inadvertent or otherwise, to the CEO.

If you have questions as to whether or not information you may have is confidential, you are encouraged to consult with senior management of the Company prior to engaging in any securities transaction, in order to avoid any coincidence of timing that may, in retrospect, present an appearance of impropriety.

NXT Insider Trading Policy

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